Exhibit 99.g.1.iv

THIRD AMENDMENT TO CUSTODIAN AGREEMENT

This Third Amendment (the “Amendment”) to the Custodian Agreement, effective as of January 1, 2015, by and between Mercer Funds (f/k/a MGI Funds), a Delaware statutory trust (the “Fund”) and State Street Bank and Trust Company, a Massachusetts trust company (“State Street” or “Bank”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement (as defined below).

WHEREAS the Fund and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated July 7, 2005, as amended, modified and supplemented from time to time (the “Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Custodian under the Agreement; and

WHEREAS, the Fund and State Street desire to amend the Agreement as more particularly set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a) Section 5.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“5.7 Foreign Exchange.

(a) Generally. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Bank shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by the Bank under this Agreement.

(b) Fund Elections. Each Fund (or its Investment Advisor acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Bank, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where the Fund or its Investment Advisor gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers (“Client Publications”), the Fund (or its Investment Advisor) instructs the Bank, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. The Bank shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Fund, its Investment Advisor or any other person in connection with the execution of any foreign exchange transaction. The Bank

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shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Fund (or its Investment Advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction.

(c) Fund Acknowledgement Each Fund acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its Investment Advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)	shall be acting in a principal capacity and not as broker, agent or fiduciary to the Fund or its Investment Advisor;

(ii)	shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Fund or its Investment Advisor; and

(iii)	shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its Investment Advisor from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Fund or the Investment Advisor or (ii) as established by the sub-custodian from time to time.

(d) Transactions by State Street. The Bank or its affiliates, including SSGM, may trade based upon information that is not available to the Fund (or its Investment Advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its Investment Manager), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Fund or the Investment Advisor.”

(b) The first paragraph of Section 16.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“16.1 The initial term of this Agreement shall commence upon the date first noted above and continue in full force and effect through and including January 1, 2018 (the “Initial Term”), unless earlier terminated as provided herein. Upon the expiration of the Initial Term and every subsequent term (“Renewal Term”), the terms of this Agreement shall automatically extend for an additional year, unless written notice of non-extension is delivered by the non-extending party to the other party no later than six months prior to the expiration of that year.”

(c) Section 17 of the Agreement is hereby deleted in its entirety and replaced with the following:

“17.1 Confidentiality. All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing

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Party’s business and operations shall be treated as confidential. Subject to Section 17.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Bank or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

“17.2. Use of Data.

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Bank (which term for purposes of this Section 17.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Bank or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (c) below, the Bank and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and the Bank or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Fund otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Bank and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Fund. The Fund agrees that the Bank and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Bank’s compensation for services under this Agreement or such other agreement, and the Bank and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Fund.

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(c) Except as expressly contemplated by this Agreement, nothing in this Section 17.2 shall limit the confidentiality and data-protection obligations of the Bank and its Affiliates under this Agreement and applicable law. The Bank shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 17.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

17.3 Data Privacy. The Bank will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Funds’ shareholders, employees, directors and officers that the Bank receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  The term, “personal information”, as used in this Section, means (a) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (i) Social Security number, (ii) driver’s license number, (iii) state identification card number, (iv) debit or credit card number, (v) financial account number or (vi) personal identification number or password that would permit access to a person’s account, or (b) any combination of any of the foregoing that would allow a person to log onto or access an individual’s account.  The term does not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.”

(d) Paragraph (b) of Section 18 of the Agreement is hereby amended to amend the notice address to the Bank, as follows:

“(b)	In the case of notices sent to the Bank to:

State Street Bank and Trust Company

1 Iron Street

Boston, Massachusetts 02210

Attention: Steven N. Duncan, Senior Vice President

Telephone: 617-662-9093

Facsimile: 617-937-4381

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02111

Attention: Senior Vice President and Senior Managing Counsel”

(e)	Appendix A attached hereto shall replace in its entirety any prior Appendix A.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.
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(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereto adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

MERCER FUNDS

By:	/s/ Manuel Weiss
Name:	Manuel Weiss
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President
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APPENDIX A

Mercer Funds

Mercer US Large Cap Growth Equity Fund

Mercer US Large Cap Value Equity Fund

Mercer US Small/Mid Cap Growth Equity Fund

Mercer US Small/Mid Cap Value Equity Fund

Mercer Non-US Core Equity Fund

Mercer Core Fixed Income Fund

Mercer Emerging Markets Equity Fund

Mercer Global Low Volatility Equity Fund

Mercer Opportunistic Fixed Income Fund

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